Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan of our reports dated April 3, 2013 with respect to consolidated financial statements of EnergySource LLC and Hudson Ranch I Holdings, LLC, included in Hannon Armstrong Sustainable Infrastructure Capital, Inc.’s Registration Statement (Form S-11 No. 333-186711) and related Prospectus dated April 17, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

April 22, 2013